Exhibit 10.1

SECOND AMENDMENT TO VISHAY INTERTECHNOLOGY, INC. FOURTH
AMENDED AND RESTATED CREDIT AGREEMENT

     THIS SECOND AMENDMENT (“Second Amendment”) is made as of this July 31, 2009 by and among the financial institutions signatory hereto (individually a “Lender,” and any and all such financial institutions collectively, the “Lenders”), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the “Agent”), Vishay Intertechnology, Inc. (“Vishay”) and the other Permitted Borrowers as defined therein (together with Vishay, the “Borrowers”).

RECITALS

     A. The Borrowers have entered into that certain Fourth Amended and Restated Credit Agreement dated as of June 24, 2008 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”) with each of the Lenders and the Agent pursuant to which the Lenders agreed, subject to the satisfaction of certain terms and conditions, to extend or to continue to extend financial accommodations to the Borrowers, as provided therein, which has been previously amended by that certain First Amendment dated as of December 12, 2008.

     B. At the request of the Borrowers, Agent and the Lenders have agreed to make certain amendments and modifications to the Credit Agreement as set forth below, but only on the terms and conditions set forth in this Second Amendment.

     NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Borrowers, Agent and the Lenders agree:

     1. Section 1.1 of the Credit Agreement is hereby amended by:

     inserting the following definitions into Section 1.1 of the Credit Agreement in their appropriate alphabetical order:

““Defaulting Lender” shall mean a Lender (a) that has failed to fund its Percentage of any Advance or to purchase participations in a Swing Line Advance or any Reimbursement Obligations as required under this Agreement, unless such Lender is disputing its funding obligation in good faith, (b) that has otherwise failed to pay to the Agent or any other Lender any other amount required to be paid by it under the terms of this Agreement or any other Loan Document, unless such Lender is disputing such obligation to pay any such amount in good faith, (c) that has been, or whose holding company has been, determined to be insolvent or that has become subject to a bankruptcy or other similar proceeding, or (d) which has had a substantial portion of its assets or management (or any material assets or management of its holding company) taken over by any governmental authority (provided that the exercise of customary rights of a shareholder by a governmental authority which owns shares in such Lender (or its holding company) shall not be covered by this clause (d)).”

““Impaired Lender” means a Defaulting Lender and any other Lender (a) which the Agent, the Issuing Lender or Swing Line Lender believes, in good faith, has defaulted (and continues to be in default) in fulfilling its obligations under any other syndicated credit facilities or as a participant in any other credit facility and such Lender is not in good faith disputing that such default has occurred, or (b) which, if carrying an investment grade rating of at least BBB- from S&P or Baa3 from Moody’s at the time it became a party to this Agreement, no longer carries an equivalent or better investment grade rating.”

     deleting the definition of “Permitted Securitization;” and deleting the definitions of “Collateral Documents” and “Permitted Borrower Sublimit” as set forth in the Credit Agreement and inserting the following in their respective places:

““Collateral Documents” shall mean the Pledge Agreements and each other security agreement, pledge agreement or other document whereby the Borrowers or any of their Subsidiaries pledge any of their assets to secure the Indebtedness, and any other documents related thereto, in each case as the same may be amended, restated or otherwise modified from time to time.”

““Permitted Borrower Sublimit” shall mean the maximum aggregate amount of Advances and Letters of Credit (including Letter of Credit Obligations) available at any time to the Domestic Permitted Borrowers or the Foreign Permitted Borrowers, as set forth on Schedule 1.6 hereof.”

     2. Section 2.3(d) of the Credit Agreement is hereby deleted and the following is inserted in its place:

“(d) on the proposed date of such Revolving Credit Advance, the principal amount of the Revolving Credit Advance being requested by any Domestic Permitted Borrower or Foreign Permitted Borrower (determined and tested as aforesaid), plus the principal amount of any other Revolving Credit Advances and Swing Line Advances being requested by any Domestic Permitted Borrower or Foreign Permitted Borrower (as applicable) on such date, plus the principal amount of any other Revolving Credit Advances and all Swing Line Advances then outstanding to the Domestic Permitted Borrowers or the Foreign Permitted Borrowers (as applicable) (determined as aforesaid), plus the Letter of Credit Obligations relating to Letters of Credit issued for the account of any of the Domestic Permitted Borrowers or any of the Foreign Permitted Borrowers (as applicable), shall not exceed the applicable Permitted Borrower Sublimit;”

     3. Section 2.5(b)(iv) of the Credit Agreement is hereby deleted and the following is inserted in its place:

“(iv) as of the proposed date of such Swing Line Advance, the principal amount of the requested Swing Line Advance to any Domestic Permitted Borrower or Foreign Permitted Borrower (determined as aforesaid), plus the aggregate principal amount of any other Swing Line Advances and all other Advances then outstanding to the Domestic Permitted Borrowers or the Foreign Permitted Borrowers, as applicable (including, without duplication, Revolving Credit Advances or Swing Line Advances requested to be made on such date) determined as aforesaid, plus the aggregate amount of all outstanding Letter of Credit Obligations relating to Letters of Credit issued for the account of any Domestic Permitted Borrower or any Foreign Permitted Borrower, as applicable (using the Current Dollar Equivalent thereof for any Letters of Credit denominated in any Alternative Currency) shall not exceed the applicable Permitted Borrower Sublimit;”

     4. Section 2.14(b) of the Credit Agreement is hereby deleted and the following is inserted in its place:

“(b) Permitted Borrower Sublimit. If at any time and for any reason with respect to the Domestic Permitted Borrowers (with respect to the Permitted Borrower Sublimit applicable to the Domestic Permitted Borrowers) or the Foreign Permitted Borrowers (with respect to the Permitted Borrower Sublimit applicable to the Foreign Permitted Borrowers), the aggregate principal amount (tested in the manner set forth in clause (a) above) of all Advances of the Revolving Credit and of the Swing Line outstanding hereunder to the Domestic Permitted Borrowers or the Foreign Permitted Borrowers, as applicable, plus the Letter of Credit Obligations under any Letters of Credit to or for the account of the Domestic Permitted Borrowers or the Foreign Permitted Borrowers (tested in the manner set forth in clause (a) above), as applicable, which Advances and Letters of Credit are made or issued, or to be made or issued, in Dollars and ninety percent (90%) of the aggregate Current Dollar Equivalent of all such Advances and Letter of Credit Obligations for the account of Domestic Permitted Borrowers or Foreign Permitted Borrowers, as applicable, in any Alternative Currency as of such time, exceeds the applicable Permitted Borrower Sublimit (as used in this clause (b), the “Excess”), then in each case, the Domestic Permitted Borrowers or the Foreign Permitted Borrowers, as applicable, shall:

(i) immediately repay that portion of the Indebtedness outstanding to then carried as a Prime-based Advance, if any, by the Dollar Amount of such Excess, and/or reduce on such day any pending request for an Advance in Dollars submitted by any Domestic Permitted Borrower or Foreign Permitted Borrower (as applicable) by the Dollar Amount of such Excess, to the extent thereof; and

(ii) on the last day of each Interest Period of any Eurocurrency-based Advance outstanding to any Domestic Permitted Borrower or Foreign Permitted Borrower (as applicable) as of such time, until the necessary reductions of Indebtedness under this Section 2.14(b) have been fully made, repay such Indebtedness carried in such Advances and/or reduce any requests for refunding or conversion of such Advances submitted (or to be submitted) by any Domestic Permitted Borrower or Foreign Permitted Borrower (as applicable) in respect of such Advances, by the amount in Dollars or the applicable Alternative Currency, as the case may be, of such Excess, to the extent thereof.

     Provided that no Default or Event of Default has occurred and is continuing, each Permitted Borrower’s compliance with this Section 2.14(b) shall be tested as of the last day of each calendar quarter or, upon the written request of Company from time to time, as of the last day of each calendar month, provided Company furnishes Agent with current monthly financial statements complying with the requirements set forth in Section 7.3(c) hereof. Upon the occurrence and during the continuance of any Default or Event of Default, compliance with this Section 2.14(b) shall be tested on a daily or other basis satisfactory to Agent in its sole discretion.”

     5. Section 3.2(b) of the Credit Agreement is hereby deleted in its entirety and the following is inserted in its place:

“(b) after giving effect to the Letter of Credit requested (but taking into account any outstanding Letter of Credit to be replaced thereby), (i) the aggregate amount of all Letter of Credit Obligations, plus the aggregate amount of all Advances including, all Advances deemed disbursed in respect of any Account Party’s Reimbursement Obligations, (calculated on the basis of the Dollar Amount of any Advances or Letter of Credit Obligations relating to Letters of Credit in each case denominated in Dollars and the Current Dollar Equivalent of any Advances or Letter of Credit Obligations relating to Letters of Credit denominated in an Alternative Currency) hereunder requested or outstanding on such date do not exceed the then applicable Revolving Credit Aggregate Commitment and (ii) if requested by a Domestic Permitted Borrower or a Foreign Permitted Borrower, as applicable, the aggregate amount of all Letter of Credit Obligations issued for the account of the Domestic Permitted Borrowers or the Foreign Permitted Borrowers, as applicable, plus the aggregate amount of all Advances to the Domestic Permitted Borrowers or the Foreign Permitted Borrowers, as applicable, in each case calculated on the basis of the Dollar Amount of any Advances or Letter of Credit Obligations relating to Letters of Credit in each case denominated in Dollars and the Current Dollar Equivalent of any Advances or Letter of Credit Obligations relating to Letters of Credit denominated in an Alternative Currency) hereunder requested or outstanding on such date do not exceed the then applicable Permitted Borrower Sublimit as to the Domestic Permitted Borrowers or the Foreign Permitted Borrowers, as applicable.”

     6. Section 3.2 of the Credit Agreement is amended by (i) deleting “and” at the end of subsection (i); (ii) replacing the period at the end of sub-section (j) with “; and” and (iii) adding a new subsection (k) as follows:

“(k) if any Revolving Credit Lender is an Impaired Lender, the Issuing Lender has entered into arrangements satisfactory to it to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit by all such Impaired Lenders, including, without limitation, the creation of a cash collateral account or delivery of other security by the Borrowers to assure payment of such Impaired Lender's Percentage of all outstanding Letter of Credit Obligations.”

     7. The following new Section 3.6(e) is inserted after Section 3.6(d) of the Credit Agreement:

“(e) In the event that any Revolving Credit Lender becomes an Impaired Lender, the Issuing Lender may, at its option, require that the Borrowers enter into arrangements satisfactory to it to eliminate the Issuing Lender’s risk with respect to the participation in Letters of Credit by such Impaired Lender, including, without limitation, the creation of a cash collateral account or delivery of other security by the Borrowers to assure payment of such Impaired Lender's Percentage of all outstanding Letter of Credit Obligations.”

     8. Section 7.6 of the Credit Agreement is hereby deleted and the following is inserted in its place:

“7.6 Fixed Charge Coverage Ratio. Maintain, as of the last day of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 2.50 to 1.00 for each fiscal quarter (other than the fiscal quarter ending September 26, 2009 for which a Fixed Charge Coverage Ratio of not less than 1.75 to 1.00 is to be maintained).”

     9. Section 8.2(e) is amended to delete the words “and any Permitted Securitization;” and the text of clause (g) of Section 8.5 is deleted and replaced by the word “Reserved.”

     10. Section 11.11 of the Credit Agreement is hereby deleted and the following is inserted in its place:

“11.11 Substitution of Lenders. If (a) any Lender shall become an Impaired Lender, (b) the obligation of any Lender to make Eurocurrency-based Advances has been suspended pursuant to Section 11.5 or 11.6, (c) any Lender has demanded compensation under Section 3.4(c), 11.5 or 11.7 or (d) any Lender has not approved an amendment, waiver or other modification of this Agreement, if such amendment or waiver has been approved by the Required Lenders and the consent of such Lender is required (in each case, an “Affected Lender”), then the Agent or the Borrowers shall have the right to make written demand on the Affected Lender (with a copy to the Borrowers in the case of a demand by the Agent or with a copy to the Agent in the case of a demand by the Borrowers) to assign and the Affected Lender shall assign, to one or more financial institutions that comply with the provisions of Section 13.8 hereof with respect to such assignment (the “Purchasing Lender” or “Purchasing Lenders”) all of the Affected Lender’s rights and obligations under this Agreement, the Notes and the other Loan Documents (including, without limitation, all of its outstanding Advances, and its participating interests in outstanding Swing Line Advances and Letters of Credit), and the Purchasing Lender(s) shall assume all of the commitments of the Affected Lender to extend credit under this Agreement. The Affected Lender shall be obligated to consummate such assignment and assumption in favor of such Purchasing Lender or Purchasing Lenders within ten (10) days after receiving written notice from the Agent or the Borrowers requiring it to do so, at an aggregate purchase price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, the Borrowers shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender within ten (10) Business Days after such sale, (i) the amount of any compensation which would be due to the Affected Lender under Section 11.1 if the Borrowers had prepaid the outstanding Eurocurrency-based Advances of the Affected Lender on the date of such sale and (ii) any additional compensation accrued for its account under Sections 3.4(c), 11.5 and 11.7 to but excluding said date. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender’s commitment hereunder, and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Lender is not already one of the Lenders, the Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrowers and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Lender shall become a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender, with Percentages of the applicable credit facilities so assigned equal to those previously held by the Affected Lender, to the extent so assigned. In connection with any assignment pursuant to this Section 11.11, the Borrowers or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8.”

     11. Section 12.15(b) is hereby amended to insert the following as new clause (iv):

“(iv)	Each of the Lenders agrees to release or not require the delivery of, and hereby irrevocably authorizes Agent to release or not require the delivery of, any Pledge Agreement over the Equity Interests of a Foreign Significant Subsidiary, or any Guaranty or Joinder Agreement executed or to be executed by a Foreign Significant Subsidiary where, in the Agent’s sole determination, such Pledge Agreement, Guaranty or Joinder Agreement is unduly burdensome or creates additional unintended liabilities for any of the Borrowers, their respective Subsidiaries, or their directors and/or officers (including, but not limited to, personal director and/or officer liability) which are, in the Agent’s sole determination, unreasonable; provided, however, that the Agent shall not be authorized under this clause (iv) to release any such Pledge Agreement, Guaranty or Joinder Agreement where (i) releasing such Pledge Agreement (together with each other Pledge Agreement so released) has, in the sole determination of the Agent, the effect of releasing all or substantially all of the Collateral or (ii) releasing such Guaranty or Joinder Agreement has, in the sole determination of the Agent, the effect of releasing a material guaranty.”

     12. Section 12.15 is hereby amended to delete the post-amble thereof and insert the following in its place:

“(c) Modification of Guaranties and Pledge Agreements. Each of the Lenders hereby irrevocably authorizes Agent to (i) limit the terms of any Pledge Agreement over the Equity Interests of any Foreign Significant Subsidiary, any Guaranty executed by a Foreign Significant Subsidiary or Joinder Agreement executed by a Foreign Significant Subsidiary and (ii) enter into any amendment or other modification of any existing Pledge Agreement over the Equity Interests of any Foreign Significant Subsidiary, any existing Guaranty executed by a Foreign Significant Subsidiary or any existing Joinder Agreement executed by a Foreign Significant Subsidiary, in each case to: (x) meet the requirements of any local law, statute, regulation, opinion of any local court or other regulatory authority, (y) avoid the imposition of additional unintended liabilities (due to any local law provisions) upon any of the Borrowers, their respective Subsidiaries or their directors and/or officers (including, but not limited to, personal director and/or officer liability), which are, in the Agent’s sole determination, unreasonable, and (z) to limit or otherwise make less burdensome such provisions of any such Pledge Agreement, Guaranty or Joinder Agreement which, in the Agent’s sole determination, are unduly burdensome.

     Upon request by Agent at any time, Lenders will confirm in writing Agent’s authority to modify the terms of documentation relating to or release particular types or items of Collateral, any Guaranty or Joinder Agreement pursuant to subsections (b) or (c) of this Section 12.15.

     Agent shall not be required to execute any release, amendment or modification described in this Agreement on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release, amendment or modification of such Guaranty, Joinder Agreement or Lien without recourse or warranty. Such release, amendment or modification shall not in any manner discharge, affect or impair the Indebtedness or the Liens upon any Collateral retained.”

     13. Section 13.8(c)(i)(y) is hereby deleted and the following is inserted in its place:

“(y) the approval of Company and Agent shall not be required for any such sale, transfer, assignment or participation to the Affiliate of an assigning Lender, any other Lender or any Federal Reserve Bank, unless such Lender is an Impaired Lender,”

     14. The following is inserted as new Section 13.26 to the Credit Agreement:

     “13.26 Treatment of Defaulting Lenders.

(a)	The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to the Borrowers or any of their Subsidiaries, the Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.

(b)	To the extent and for so long as a Lender remains a Defaulting Lender under clause (a) or (b) of the definition thereof, the Agent shall be entitled, without limitation and together with any other rights and remedies available under applicable law, (i) to setoff and apply in satisfaction of those obligations for payment (and any related interest) in respect of which the Defaulting Lender shall be delinquent or otherwise in default (or to hold as cash collateral for such delinquent obligations or any future defaults) the amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (ii) to bring an action or other proceeding, in law or equity, against such Defaulting Lender in a court of competent jurisdiction to recover the delinquent amounts, and any related interest. Performance by the Borrowers of their respective obligations under this Agreement and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section, except to the extent expressly set forth herein. Furthermore, the rights and remedies of the Borrowers, the Agent, the Issuing Lender, the Swing Line Lender and the other Lenders against a Defaulting Lender under this section shall be in addition to any other rights and remedies such parties may have against the Defaulting Lender under this Agreement or any of the other Loan Documents, applicable law or otherwise.”

     15. Schedule 1.6 attached to the Credit Agreement is hereby deleted and Schedule 1.6 attached hereto as Annex A is inserted in its place. Schedule 4.1 attached to the Credit Agreement is hereby deleted and Schedule 4.1 attached hereto as Annex B is inserted in its place.

     16. Each of the Lenders party hereto hereby agree that any guaranty or Joinder Agreement executed or to be executed and delivered by any Subsidiary of the Company incorporated under the laws of Germany may incorporate certain provisions limiting the liability of the directors and officers of such Subsidiary substantially in the form attached hereto as Annex C.

     17. (a) Within ninety (90) days of the date hereof (or such longer time period as the Agent may agree in writing), Vishay and its Significant Domestic Subsidiaries shall enter into such security agreements and other collateral loan documents (each in form and substance reasonably acceptable to the Agent) as the Agent may, in its sole determination, reasonably require, to perfect its lien over such assets as may be perfected against by the filing of Uniform Commercial Code financing statements in the appropriate filing offices and by the filing of appropriate evidences of Lien in the United States Patent and Trademark Office and the United States Copyright Office, (i) excluding, however, for the avoidance of doubt, (X) any Liens over the following assets: any fee and leasehold interests in real property, domestic assets registered and/or located abroad, assets which by their terms expressly prohibit Vishay or any of its Significant Domestic Subsidiaries from granting a Lien over such assets (unless Article 9 of the Uniform Commercial Code specifies that a lien over such asset may be perfected regardless of such prohibition), bank accounts, securities accounts and certain other types of assets which, in the Agent’s sole determination, are of de minis or limited value) and (Y) any requirement that Vishay and its Significant Domestic Subsidiaries execute and deliver, or cause to be executed and delivered, any account control agreements, landlord collateral access agreement and/or bailee waivers and (ii) subject only to such Liens as are permitted under the Credit Agreement; provided, further, that such collateral documents shall be accompanied by such authority documents, opinions and other related documents as the Agent may reasonably request, (b) within one hundred and eighty (180) days of the date hereof (or such longer time period as the Agent may agree in writing) cause Vishay Europe Sales GmbH to execute and deliver a pledge of its accounts receivable and to cause Vishay Europe to execute and deliver a pledge of its intercompany loans to its material Subsidiaries (as determined by Agent) in form and substance reasonably acceptable to the Agent, such pledges to be accompanied by such related documentation (including opinions and authority documents) as the Agent may reasonably require and (c) on or before November 30, 2009, Vishay shall pay to the Agent, for distribution to the Lenders who have approved this Second Amendment by 5:00 p.m. eastern time on July 31, 2009, according to their respective Weighted Percentages, a non-refundable amendment fee as follows: if the Fixed Charge Coverage Ratio for the period ending September 26, 2009 is (i) less than 2.50 to 1.00 but greater than 2.15 to 1.00, Vishay shall pay a non-refundable amendment fee of 75 basis points on the amount of Revolving Credit Aggregate Commitment and the outstanding principal amount of the Term Loan in effect as of September 26, 2009, or (ii) less than or equal to 2.15 to 1.00 and greater than 1.75 to 1.00, Vishay shall pay a non-refundable amendment fee of 100 basis points on the Revolving Credit Aggregate Commitment and the outstanding principal amount of the Term Loan in effect as of September 26, 2009, and (c) by August 7, 2009 (or such longer time period as the Agent may agree in writing) cause the Significant Foreign Subsidiaries (excluding those Significant Foreign Subsidiaries formed under the laws of Germany) to execute and deliver a Reaffirmation of the Foreign Guaranty in form and substance reasonably acceptable to the Agent.

     18. This Second Amendment shall become effective (according to the terms hereof) on the date (the “Second Amendment Effective Date”) that the following conditions have been fully satisfied by the Borrowers (the “Conditions”):

(a)	Agent shall have received counterpart copies (by facsimile or email) of (i) this Second Amendment (in form and substance acceptable to Agent), duly executed and delivered by the Borrowers and the requisite Lenders, and (ii) that certain Reaffirmation of Guaranty by the Significant Domestic Subsidiaries, in each case with original signatures to follow promptly thereafter.

(b)	Agent shall have received such other documentation as it may reasonably request within a reasonable time period following such request, giving consideration to the extent and nature of the information so requested. Each of the Borrowers hereby represents and warrants that, after giving effect to any amendments, consents and waivers contained herein, execution and delivery of this Second Amendment and the performance by each of them of their respective obligations under the Credit Agreement as amended hereby (herein, as so amended, the “Amended Credit Agreement”) are within its company powers, have been duly authorized, are not in contravention of law or the terms of its operating agreement or other organizational documents, as applicable, and except as have been previously obtained, do not require the consent or approval, material to the amendments set forth herein, of any governmental body, agency or authority, and the Amended Credit Agreement will constitute the valid and binding obligations of the Borrowers, as applicable, enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, ERISA or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law).

     19. Except as specifically set forth herein, this Second Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement (including without limitation all conditions and requirements for Advances and any financial covenants) or any of the other Loan Documents, or to constitute a waiver or release by any of the Lenders or the Agent of any right, remedy, Collateral, Default or Event of Default under the Credit Agreement or any of the other Loan Documents, except to the extent specifically set forth herein. Each of the Borrowers hereby acknowledges and agrees that this Second Amendment and the amendments contained herein do not constitute any course of dealing or other basis for altering any obligation of the Borrowers, any other Credit Party or any other party or any rights, privilege or remedy of the Lenders under the Credit Agreement, any other Loan Document, any other agreement or document, or any contract or instrument except as expressly set forth herein. Furthermore, this Second Amendment shall not affect in any manner whatsoever any rights or remedies of the Lenders or the Agent with respect to any other non-compliance by the Borrowers with the Credit Agreement or the other Loan Documents not waived or otherwise amended hereby, whether in the nature of a Default or Event of Default, and whether now in existence or subsequently arising, and shall not apply to any other transaction.

     20. Each of the Borrowers hereby acknowledges and confirms that it does not possess any claim, cause of action, demand, defense, and other right of action whatsoever, in law or equity against the Agent or any of the Lenders (collectively, the “Lender Parties”), prior to or as of the date of this Second Amendment by reason of any cause or matter of any kind or nature whatsoever, including, but not limited to, any cause or matter arising from, relating to, or connected with, in any manner the Credit Agreement, any of the Loan Documents, any related document, instrument or agreement or this Second Amendment (including, without limitation, any payment, performance, validity or enforceability of any or all of the indebtedness, covenants, agreements, rights, remedies, obligations and liabilities under the Credit Agreement, any of the Loan Documents, any related document, instrument or agreement or this Second Amendment) or any transactions relating to any of the foregoing, or any or all actions, courses of conduct or other matters in any manner whatsoever relating to or otherwise connected with any of the foregoing.

     21. Each of the Borrowers hereby reaffirms, confirms, ratifies and agrees to be bound by each of its covenants, agreements and obligations under the Credit Agreement, as amended as of the date hereof, and each other Loan Document previously executed and delivered by it, or executed and delivered in accordance with this Second Amendment. Each reference in the Credit Agreement to “this Agreement” or “the Credit Agreement” shall be deemed to refer to Credit Agreement as amended by this Second Amendment and each previous amendment thereto.

     22. Unless otherwise defined to the contrary herein, all capitalized terms used in this Second Amendment shall have the meanings set forth in the Credit Agreement.

     23. This Second Amendment shall be a contract made under and governed by the internal laws of the State of Michigan, and may be executed in counterpart, in accordance with the Credit Agreement.

     24. Each of the Borrowers and the Agent agrees that any copy of this Second Amendment (or any other Loan Document) signed by them and transmitted by facsimile, email or any other delivery method shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

     IN WITNESS WHEREOF, the Borrowers, the Lenders and Agent have each caused this Second Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

AGENT:

COMERICA BANK, as Agent, Swing Line Lender, Issuing Lender and Lender

By:	/s/

Its: Assistant Vice President

COMPANY:

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Lior E. Yahalomi
Dr. Lior E. Yahalomi

Its: Executive Vice President and Chief Financial Officer

PERMITTED BORROWERS:

SILICONIX INCORPORATED

By:	/s/ William M. Clancy
William M. Clancy

Its: Secretary

SILICONIX TECHNOLOGY C.V.

By:	/s/ William M. Clancy
William M. Clancy of Siliconix Semiconductor, Inc., a General Partner of Siliconix Technology, C.V.

Its: Assistant Secretary